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                                                                      EXHIBIT 21


                       SUBSIDIARIES OF CROWN CRAFTS, INC.


Burgundy Interamericana S.A. de C.V.

Churchill Weavers, Inc.

Crown Crafts Infant Products, Inc.

Hamco, Inc.